THE TIMOTHY PLAN
FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 24th day of September, 2009, to the Custody Agreement, dated as of April 27, 2007 (the "Agreement"), is entered into by and between THE TIMOTHY PLAN, a Delaware business trust (the "Trust"), and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add the Timothy Plan Defensive Strategies Fund; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C is superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE TIMOTHY PLAN		U.S. BANK, N.A.

By:	/s/ Arthur Ally	By:	/s/ Michael R. McVoy

Name:	Arthur Ally	Name:	Michael R. McVoy

Title:	President	Title:	Vice President

9/2009

EXHIBIT C

Fund Names

Separate Series of The Timothy Plan

Name of Series

Timothy Plan Small-Cap Value Fund

Timothy Plan Large/Mid-Cap Value Fund

Timothy Plan Fixed-Income Fund

Timothy Plan Aggressive Growth Fund

Timothy Plan Large/Mid-Cap Growth Fund

Timothy Plan Strategic Growth Fund

Timothy Plan Conservative Growth Fund

Timothy Plan Money Market Fund

Timothy Plan HighYield Bond Fund

Timothy Plan Strategic Growth Variable Portfolio

Timothy Plan Conservative Growth Variable Portfolio

Timothy Plan Small-Cap Variable Portfolio

Timothy Plan Defensive Strategies Fund

9/2009

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